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                                                                      EXHIBIT 99


For Immediate Release


                       Times Mirror Completes Acquisition
                            of Recycler Classifieds

     LOS ANGELES, CALIFORNIA, May 1, 1998 - Times Mirror announced today the completion of its acquisition of Recycler Classifieds' Los Angeles area publications and the formation of a new company, Target Media Partners, jointly owned by Times Mirror, DLJ Merchant Banking Partners, and former Recycler management and other shareholders. Target Media Partners will own and operate the remaining Recycler publications outside of the Los Angeles area and continue the national acquisition program commenced by Recycler's management.

     Recycler's Los Angeles operations include 24 editions of Recycler Classifieds, AutoBuys, TruckBuys, CycleBuys, RVBuys, Boat Buys, EZ Action Ads, Pix Ads, Trade Express, Auto Seller and The Renter, with an average weekly circulation in excess of 400,000 paid and free copies. Also included is recycler.com, an online classified service featuring over 100,000 new classified ads each week, and an interest in Recycler Auto Services, an auto finance and insurance venture which will be co-owned with Target Media Partners.

     Target Media Partners will operate 25 publications in California, Michigan, Arizona, Nevada, Georgia, Tennessee, South Carolina, and Alabama. Target Media will seek to acquire local, regional and specialty publications with proven track records of profitability, established market positions and entrepreneurial management, and to add value by implementing new incentives, proprietary systems, and operating efficiencies.

     Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 7,000 people worldwide and maintains offices in 14 cities in the United States and 10 cities in Europe, Latin America, Asia and South Africa. For more information on Donaldson, Lufkin & Jenrette, refer to the company's World Wide Web site at http://www.DLJ.com.

     Times Mirror, a Los Angeles-based news and information company, publishes the Los Angeles Times, Newsday, The Baltimore Sun, The Hartford Courant, The Morning Call, and The (Stamford) Advocate and Greenwich Time; professional information for the legal, health sciences, health promotion, aviation and training markets, and consumer magazines. Times Mirror newspapers have won a total of 58 Pulitzer Prizes, among the highest of any news and information company in the country.


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Press Information:                          Investor Information:
Martha H. Goldstein                         Jean M. Jarvis
(213) 237-3727                              (213) 237-3955